EXHIBIT 99.1

Corvus Pharmaceuticals Provides Business Update and Reports Second Quarter 2020 Financial Results

Provides Update on CPI-006 Phase 1 COVID-19 Study

Conference Call Today at 4:30 p.m. ET / 1:30 p.m. PT

BURLINGAME, Calif., July 30, 2020 (GLOBE NEWSWIRE) -- Corvus Pharmaceuticals, Inc. (NASDAQ: CRVS), a clinical-stage biopharmaceutical company, today provided a business update and announced financial results for the second quarter ended June 30, 2020.

“In the second quarter, we advanced each of our three clinical oncology programs, highlighted by the presentation of new data at ASCO on the identification of a refined biomarker that enriches for responding patients with renal cell cancer treated with our lead candidate, ciforadenant,” said Richard A. Miller, M.D.,  president and chief executive officer of Corvus. “Based on this data, we are planning to meet with the U.S. Food & Drug Administration (FDA) to discuss the initiation of a pivotal study of ciforadenant in renal cell cancer. For CPI-006 and CPI-818, we have largely completed enrollment in the current portions of their Phase 1/1b studies and expect to report updated results at medical meetings later this year.”

“We also added a fourth program utilizing our novel immunomodulatory antibody CPI-006 for treatment of patients with mild-to-moderate COVID-19. Our unique approach is based on the ability of CPI-006 to activate B cells, leading to the production of anti-SARS-CoV-2 IgM and IgG antibodies and memory B cells, which has the potential to shorten recovery time and improve long-term protective immunity. The study is advancing on track with the first cohort of five patients fully enrolled and four of five patients now enrolled in the second cohort.  We expect to report anti-SARS-CoV-2 antibody and memory B cell results from our study later this year.”

Recent Achievements

Ciforadenant (CPI-444): A2A Receptor Antagonist of Adenosine

  Presented updated data from the Phase 1b/2 clinical trial of ciforadenant in patients with refractory renal cell carcinoma (RCC) at the ASCO20 Virtual Scientific Program. The data covered 51 patients and showed an objective response rate (ORR) of 17% by RECIST criteria in Adenosine Gene Signature positive patients (n=31) and 0% ORR in the Adenosine Gene Signature negative group (n=20).  The ORR improved to 27% with a refined version of the test, which is based on the measurement of CD68 positive myeloid cells, the downstream target of adenosine.

CPI-006: Anti-CD73 Antibody with Immunomodulatory Activity

  Initiated an open-label, Phase 1 study of CPI-006 in COVID-19 patients with mild to moderate symptoms. Patients will receive a single dose of CPI-006, with levels of 0.3, 1.0, 3.0 and 5.0 mg/kg, escalating in four cohorts as the study progresses. Patients will receive medications, therapies, and interventions per standard treatment protocols for COVID-19 for the duration of the study. The primary efficacy endpoint is the change in serum immunoglobulin (IgM and IgG) anti-SARS-CoV-2 levels compared to baseline at day 28. The study will also examine safety and effects on anti-viral memory B cells and other clinical endpoints, including time to resolution of symptoms and duration of hospitalization.

  COVID-19 Study Update:  Since the announcement of the study and enrollment of the first cohort of five patients in early July, four of five patients in the second cohort have been enrolled in the study. As of the cutoff date of July 30, 2020, no dose limiting toxicities had been noted and early anti-SARS-CoV-2 antibody response data was encouraging with relatively high titers of IgG and IgM to both spike and receptor binding domain (RBD) viral proteins observed. In the first two patients receiving the lowest dose of CPI-006 and tested at an early Day 7 time point, IgG titers to spike protein were > 1:25,000 and > 1:50,000.   One of these patients has also completed Day 14 testing, which showed the titers to viral spike protein and RBD had increased to > 1:100,000.  Significant levels of IgM antibodies were also detected. The Company remains on track to report 28-day follow up results from the Phase 1 study later this year.

  Completed enrollment in three dose escalation arms of the CPI-006 Phase 1/1b cancer clinical trial: monotherapy, combination with ciforadenant and combination with pembrolizumab and we continue to enroll the triplet combination dose escalation arm with ciforadenant and pembrolizumab. Updated clinical data from the Phase 1/1b oncology clinical trial is targeted to be presented later this year.

CPI-818: A small molecule ITK inhibitor

  Completed enrollment in the dose escalation portion (N=16) of the CPI-818 Phase 1/1b clinical trial, which included patients with several types of advanced, refractory T-cell lymphomas. Based on results from this portion of the study, including a confirmed complete response in one patient with peripheral T-cell lymphoma (PTCL) who previously failed chemotherapy and high dose chemotherapy with autologous bone marrow transplantation, the Company selected the CPI-818 optimum dose and began the next portion of the study with a focus on patients with PTCL and cutaneous T-cell lymphoma (CTCL).

Anticipated Future Events

  Data from the Phase 1 trial of CPI-006 used to treat COVID-19 patients later this year.

  The Company plans to meet with the FDA to discuss the study design and plans for a ciforadenant pivotal study in advanced refractory RCC using the Adenosine Gene Signature as a biomarker.

  Updated clinical data from the CPI-006 Phase 1/1b oncology clinical trial is planned to be presented later this year.

  Updated clinical data from the CPI-818 Phase 1/1b clinical trial is planned to be presented at the American Society of Hematology (ASH) annual meeting in December 2020.

Financial Results
At June 30, 2020, Corvus had cash, cash equivalents and marketable securities totaling $59.3 million, as compared to cash, cash equivalents and marketable securities of $78.0 million at December 31, 2019.  Corvus expects net cash used in operating activities for the second half of 2020 to be between $12 million and $14 million resulting in a cash balance of between $47 million and $45 million at December 31, 2020.

Research and development expenses for the three months ended June 30, 2020 totaled $7.9 million compared to $10.6 million for the same period in 2019. The decrease of $2.7 million was primarily due to a $0.5 million decrease in ciforadenant clinical trial expenses, a $1.7 million decrease in CPI-006 drug manufacturing costs, a $0.5 million decrease in CPI-818 drug manufacturing costs and a $0.8 million decrease in outside service costs, partially offset by a $1.1 million increase in CPI-006 clinical trial expenses.

The net loss for the three months ended June 30, 2020 was $10.6 million, compared to a net loss of $13.0 million for the same period in 2019. Total stock compensation expense for the three months ended June 30, 2020 was $1.4 million compared to $1.9 million of total stock compensation expense for the same period in 2019.

Conference Call Details
Corvus will host a conference call and webcast today, Thursday, July 30, 2020, at 4:30 p.m. ET (1:30 p.m. PT), during which time management will provide a business update and discuss the second quarter 2020 financial results. The conference call can be accessed by dialing 1-855-327-6837 (toll-free domestic) or 1-631-891-4304 (international) and using the conference ID 10010533. The live webcast may be accessed via the investor relations section of the Corvus website. A replay of the webcast will be available on Corvus' website for 90 days.

About Corvus Pharmaceuticals
Corvus Pharmaceuticals is a clinical-stage biopharmaceutical company. Corvus’ lead product candidates are ciforadenant (CPI-444), a small molecule inhibitor of the A2A receptor, and CPI-006, a humanized monoclonal antibody directed against CD73 that exhibits immunomodulatory activity and activation of immune cells. These product candidates are being studied in ongoing Phase 1b/2 and Phase 1/1b clinical trials in patients with a wide range of advanced solid tumors. Ciforadenant is being evaluated in a successive expansion cohort Phase 1b/2 trial examining its activity both as a single agent and in combination with an anti-PD-L1 antibody. CPI-006 is being evaluated in a multicenter Phase 1/1b clinical trial as a single agent, in combination with ciforadenant and pembrolizumab. The Company’s third cancer clinical program, CPI-818, an oral, small molecule drug that has been shown to selectively inhibit ITK, is in a multicenter Phase 1/1b clinical trial in patients with several types of T-cell lymphomas. The Company is also evaluating CPI-006 as a treatment for COVID-19 patients.  For more information, visit www.corvuspharma.com.

About Ciforadenant
Ciforadenant (CPI-444) is a small molecule, oral, checkpoint inhibitor designed to disable a tumor’s ability to subvert attack by the immune system by blocking the binding of adenosine in the tumor microenvironment to the A2A receptor. Adenosine, a metabolite of ATP (adenosine tri-phosphate), is produced within the tumor microenvironment where it may bind to the adenosine A2A receptor present on immune cells and block their activity. CD39 and CD73 are enzymes on the surface of tumor cells and immune cells. These enzymes work in concert to convert ATP to adenosine.

Adenosine Gene Signature and CD68+ Myeloid Cells
The adenosine gene signature is a biomarker that reflects adenosine induced immunosuppression in the tumor.  These genes express chemokines that recruit myeloid cells including immunosuppressive tumor associated CD68+ myeloid cells, which are thought to mediate resistance to anti-PD-(L)1 treatment. To date, in our clinical trial of renal cell cancer, this biomarker has been associated with a higher rate of response to ciforadenant. CD68+ cells can be enumerated using standard immunohistochemical techniques that are routinely available in pathology laboratories.

About CPI-006
CPI-006 is a potent humanized monoclonal antibody that reacts with a specific site on CD73. It has demonstrated immunomodulatory activity resulting in activation of lymphocytes, induction of antibody production from B cells and effects on lymphocyte trafficking. While there are other anti-CD73 antibodies in development for treatment of cancer, such antibodies have been reported to react with a different region of CD73 and are designed to block production of adenosine, which is not involved in the immunomodulatory processes seen with CPI-006.

About CPI-818
CPI-818 is a small molecule drug given orally that has been shown to selectively inhibit ITK (interleukin-2-inducible T-cell kinase). It was developed to possess dual properties: to block malignant T-cell growth and modulate immune responses. ITK, an enzyme, is expressed predominantly in T-cells and plays a role in T-cell and natural killer (NK) cell lymphomas and leukemias, as well as in normal immune function. Interference with ITK signaling can modulate immune responses to various antigens. The inhibition of specific molecular targets in T-cells may be of therapeutic benefit for patients with T-cell lymphomas – similar to the role of Bruton’s tyrosine kinase (BTK) in B-cells.

Forward-Looking Statements
This press release contains forward-looking statements, including statements related to the potential safety and efficacy of ciforadenant, CPI-006, and CPI-818, the Company’s ability to develop and advance product candidates into and successfully complete preclinical studies and clinical trials, including the Company’s Phase 1b/2 clinical trial of ciforadenant, the Company’s Phase 1/1b clinical trial of CPI-006,  the Company’s Phase 1/1b clinical trial of CPI-818, in each case, for certain cancers, as well as the Company’s Phase 1 trial of CPI-006 for COVID-19, the timing of the availability and announcement of clinical data, the suitability of dosing regimen selected for clinical trials, and the impact of COVID-19 and related “shelter in place” orders and other public health guidance measures on our clinical programs and business operations, and the expected cash needs and operating expenses for the second half of 2020. All statements other than statements of historical fact contained in this press release are forward-looking statements. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may” or similar expressions. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond the Company’s control. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to, risks detailed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, filed with the Securities and Exchange Commission on July 30, 2020, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: the Company’s ability to demonstrate sufficient evidence of efficacy and safety in its clinical trials of ciforadenant, CPI-006 and CPI-818; the accuracy of the Company’s estimates relating to its ability to initiate and/or complete preclinical studies and clinical trials; the Company’s ability to utilize biomarker data and select a suitable dosing regimen; the results of preclinical studies may not be predictive of future results; the unpredictability of the regulatory process; regulatory developments in the United States and foreign countries; the costs of clinical trials may exceed expectations; the Company’s ability to raise additional capital; and the effects of COVID-19 on the Company’s clinical programs and business operations. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and the timing of events and circumstances and actual results could differ materially from those projected in the forward-looking statements. Accordingly, you should not place undue reliance on these forward-looking statements. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

INVESTOR CONTACT:
Leiv Lea
Chief Financial Officer
Corvus Pharmaceuticals, Inc.
+1-650-900-4522
llea@corvuspharma.com

MEDIA CONTACT:
Zack Kubow
W2O pure
+1 917-623-1995
zkubow@purecommunications.com

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Operating expenses:
Research and development	$7,857	$10,640	$18,020	$20,059
General and administrative	2,910	2,956	6,016	5,842
Total operating expenses	10,767	13,596	24,036	25,901
Loss from operations	(10,767)	(13,596)	(24,036)	(25,901)
Interest income and other expense, net	156	618	490	1,280
Net loss	$(10,611)	$(12,978)	$(23,546)	$(24,621)
Net loss per share, basic and diluted	$(0.36)	$(0.44)	$(0.80)	$(0.84)
Shares used to compute net loss per share, basic and diluted	29,428,249	29,309,150	29,419,741	29,301,505

CORVUS PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,	December 31,
	2020	2019
Assets
Cash, cash equivalents and marketable securities	$59,258	$77,982
Operating lease right-of-use asset	1,996	2,327
Other assets	2,923	3,337
Total assets	$64,177	$83,646
Liabilities and stockholders' equity
Accounts payable and accrued liabilities and other liabilities	$10,577	$9,347
Operating lease liability	2,760	3,188
Stockholders' equity	50,840	71,111
Total liabilities and stockholders' equity	$64,177	$83,646